Exhibit 10.26

FIRST AMENDMENT TO THE

AMGEN INC. EXECUTIVE

NONQUALIFIED RETIREMENT PLAN

The following sections of the Amgen Inc. Executive Nonqualified Retirement Plan (the “Plan”) are hereby amended effective as of October 1, 2007, unless provided otherwise herein:

1. Article 5 of the Plan is hereby amended by inserting the underlined provisions within Section 5.1(b) (Distribution upon Termination of Employment after Retirement Date), in which the new paragraph shall read as follows:

“5.1	Distribution upon Termination of Employment after Retirement Date. Subject to any election to the extent it becomes effective pursuant to Section 5.2 below, if the Participant’s employment with the Company is terminated for any reason on or after the Participant’s Retirement Date, the amount credited to the Participant’s Nonqualified Retirement Account shall be distributed to the Participant in a lump sum between January 2 and January 31 of the year following the year in which the Participant’s employment terminates, unless the Participant elects to be paid in ten or less substantially equal annual installments, beginning between January 2 and January 31 of the year following the year in which the Participant’s employment terminates. The Participant must make any election to receive his or her payments in annual installments pursuant to Section 5.2 below. For purposes of this Plan, the entitlement to a series of annual installment payments is treated as the entitlement to a single payment.”

2. Article 5 of the Plan is further amended by adding the following new Section 5.2 to the Plan immediately following Section 5.1 thereof:

“5.2	Special Transition Rule for 2007. Notwithstanding any other provision of the Plan, the Committee may, in accordance with uniform and nondiscriminatory rules established by the Committee or its delegate and in accordance with Notice 2006-79, provide a limited period in 2007 in which Participants may make distribution elections with respect to amounts subject to the terms of the Plan. Participants shall make any such elections on forms that the Committee provides, and on or before the deadline established by the Committee, which in no event shall be later than December 31, 2007. Any distribution election made by a Participant, and accepted by the Committee, shall not be treated as a change in either the form or timing of a Participant’s benefit payment for purposes of Code Section 409A or the Plan. If any distribution election submitted by a Participant in accordance with this Section either (a) relates to an amount that would otherwise be paid to the Participant in 2007, or (b) would cause an amount to be paid to the Participant in 2007, such election shall not be effective. Each Participant may change his or her termination distribution election after 2007 only to the extent the Participant makes the change at least one year prior to the actual date of terminating employment, and in accordance with any procedures, forms, and restrictions that the Committee may require. Moreover, although any change must delay the commencement of the distribution until at least five years after the year in which the payment would otherwise have been paid, a complete distribution of a Participant’s Nonqualified Retirement Account will be made not later than the end of the 10th year following the year of the Participant’s termination of employment (and will be paid in that year to the extent otherwise payable in any future year).”

3. Article VII of the Plan is further amended by adding the following new Section 7.15 to the Plan immediately following Section 7.14 thereof:

“7.15	Taxes and Code Section 409A Compliance.

(a)

Except to the extent specifically provided within this Plan or any separate written agreement between a Participant and the Company, a Participant shall be solely responsible for the satisfaction of any taxes with respect to the severance benefits under this Plan (including, but not limited to the Participant’s share of employment taxes and penalties on nonqualified deferred compensation). Although the Company intends and expects that the Plan and its payments and benefits will not give rise to the taxes imposed under Section 409A of the Code, neither the Company, nor its employees, directors or agents shall have any obligation to hold any Participant harmless from any or all of such taxes.

(b)	If, at the time of a Participant’s “separation from service” (within the meaning of Section 409A of the Code and Treasury Regulations section 1.409A-1(h)), the Participant is a “specified employee” (within the meaning of Section 409A of the Code and Treasury Regulations section 1.409A-1(i)), the Company will not pay or provide any “Specified Benefits” (as defined herein) until after the end of the sixth (6th) calendar month beginning after the Participant’s separation from service (the “409A Suspension Period”). For purposes of this Plan, “Specified Benefits” are any amounts or benefits that would be subject to Section 409A penalties if the Company were to pay them, pursuant to this Plan, on account of the Participant’s separation from service. Within fourteen (14) calendar days after the end of the 409A Suspension Period, the Participant shall be paid a lump sum payment in cash equal to any Specified Benefits delayed because of the preceding sentence, without interest.

(c)	This Plan is intended to comply with Section 409A of the Code, and the Company shall have complete discretion to interpret and construe this Plan and any associated documents in any manner that establishes an exemption from or otherwise conforms them to the requirements of Section 409A. If, for any reason including imprecision in drafting, any Plan provision does not accurately reflect its intended establishment of an exemption from or compliance with Section 409A of the Code, as demonstrated by consistent interpretations or other evidence of intent, the provision shall be considered ambiguous and shall be interpreted by the Company in a fashion consistent herewith, as determined in the sole and absolute discretion of the Company. Notwithstanding Section 7.4 above, the Company reserves the right to unilaterally amend this Plan without the consent of any Participant in order to accurately reflect its correct interpretation and operation, as well as to maintain an exemption from or compliance with Section 409A of the Code.”

To record this Amendment to the Plan as set forth herein, Amgen Inc. has caused its authorized officer to execute this document this 16th day of October 2007.

AMGEN INC.

By:	/s/ Brian McNamee
Title:	Senior Vice President, Human Resources